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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          Bentley Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.02 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   082657 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 082657 10 7                  13G/A               Page  2  of  5  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            I.R.S. Identification Nos. of above person

            James R. Murphy
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
      NUMBER OF                 1,031,963
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6    SHARED VOTING POWER
         EACH                   0
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                1,031,963
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,031,963
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 082657 10 7                  13G/A               Page  3  of  5  Pages

--------------------------------------------------------------------------------


Item 1(a)         NAME OF ISSUER:

                  Bentley Pharmaceuticals, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Bentley Park
                  2 Holland Way
                  Exeter, NH 03833

Item 2(a)         NAME OF PERSON FILING:

                  James R. Murphy

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Bentley Park
                  2 Holland Way
                  Exeter, NH 03833

Item 2(c)         CITIZENSHIP:

                  United States

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.02

Item 2(e)         CUSIP NUMBER:

                  082657 10 7

Item 3            IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b) or
                  240.13d-2(b) or (c):

                  Not applicable.

Item 4            OWNERSHIP:

                  (a)      Amount Beneficially Owned: 1,031,963 shares*

                  (b)      Percent of Class: 4.8%

                  (c)      Number of shares as to which the person has:

                           i.       sole power to vote or to direct the vote:
                                    1,031,963 shares*

CUSIP No. 082657 10 7                  13G/A               Page  4  of  5  Pages

--------------------------------------------------------------------------------

                           ii.      shared power to vote or direct the vote: 0

                           iii. sole power to dispose or to direct the disposition of: 1,031,963 shares*

                           iv. shared power to dispose or to direct the disposition of: 0

                           * includes 700 shares owned by Reporting Person's sons, as to which Reporting Person disclaims beneficial ownership; also includes 902,000 shares issuable upon the exercise of options which are exercisable within 60 days but are not currently outstanding

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP:

                  Not applicable.

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

Item 10           CERTIFICATION:

                  Not applicable.

CUSIP No. 082657 10 7                  13G/A               Page  5  of  5  Pages

--------------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 12, 2004
                                      ------------------------------------------
                                      Date

                                      /S/ JAMES R. MURPHY
                                      ------------------------------------------
                                      Signature

                                      James R. Murphy
                                      ------------------------------------------
                                      Name/Title